Exhibit 10.5

Augmedix, Inc.

1161 Mission Street, Suite 210

San Francisco, CA 94103

March 22, 2019

Jonathan Hawkins

Via email to: [*]

Dear Jonathan,

Augmedix, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.	Position and Start Date. Beginning April 08, 2019, you will serve in a full-time capacity as CRO. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

2.	Salary. You will be paid a salary at the initial annual rate of $275,000, payable in Bi-weekly installments in accordance with the Company’s standard payroll practices for salaried employees. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3.	Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 206,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later. The option will be subject to the terms and conditions applicable to options granted under the Company’s Employee Stock Plan. You will vest in 25% of the option shares on your first year anniversary date, and then 1/48th for each month of continuous service thereafter.

4.	Employment, Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard Employment, Confidential Information and Invention Assignment Agreement.

5.	Period of Employment. Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations, which may have been made to you, are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

Jonathan Hawkins

March 22, 2019

6.	Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

7.	Entire Agreement. This letter and the subsequent Confidential Information and Invention Assignment Agreement contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

8.	Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter and the resolution of any disputes will be governed by California law. We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter and the enclosed Employment, Confidential Information and Invention Assignment Agreement and returning both documents to me. As required by law, your employment with the Company is also contingent upon you providing legal proof of your identity and authorization to work in the United States.

Notwithstanding the foregoing, your employment is also subject to the following terms:

Base annual salary of $275,000 and on target earnings (OTE) of $450,000 annually. Your targeted $175,000 commission will be based on sales targets mutually agreed upon between you and the Company.

Subject to Board approval, you will be granted options that are exercisable into 206,000 shares (approximately 0.75% of the Company’s total shares outstanding on a fully-diluted basis). In the event these options are issued prior to the Company closing its impending Series B financing, you will receive another option grant following the closing of the Series B financing in an amount such that the total number of options pursuant to your two option grants will equal the same percentage of the Company’s total shares outstanding on a fully-diluted basis prior to the closing of the Series B financing. Should the Company conclude any additional financings after the Series B, the percentage ownership your options represent would be diluted based on the amount of equity capital raised and its corresponding valuation.

Jonathan Hawkins

March 22, 2019

Sincerely,

/s/ Manny Krakaris

Manny Krakaris

CEO

Augmedix, Inc.

/s/ Jonathan Hawkins

Jonathan Hawkins